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                                                                    EXHIBIT 3.35

                                                    STATE OF DELAWARE
                                                    SECRETARY OF STATE
                                                 DIVISION OF CORPORATIONS
                                                FILED 09:00 AM 09/26/1996
                                                   960280560 - 2667416

                          CERTIFICATE OF INCORPORATION
                                       OF

                              AMERIPATH OHIO, INC.

                                    ARTICLE I

     The name of the corporation is AMERIPATH OHIO, INC., hereinafter called the "Corporation").

                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, 19805, County of New Castle and the name of its registered agent at such address is Corporation Service Company.

                                   ARTICLE III

     The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     The capital stock authorized, the par value thereof, and the characteristics of such stock shall be as follows:

         NUMBER OF SHARES      PAR VALUE     CLASS OF
            AUTHORIZED         PER SHARE      STOCK
         ----------------      ---------     --------
           1,000               $ .01          Common

                                    ARTICLE V

     The name of the Incorporator is Keith Wasserstrom and the address of the Incorporator is 515 East Las Olas Boulevard, Suite 1500, Fort Lauderdale, Florida 33301.

                                   ARTICLE VI

     The Corporation's Board of Directors (the "Board") shall consist of not fewer than one (1) nor more than five (5) directors, and shall initially consist of two (2) directors. The number of directors within these limits may be increased or decreased from time to time

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as provided in the By-laws of the Corporation. The names of the initial directors of the Corporation are as follows:

                                  JAMES C. NEW
                                 ROBERT P. WYNN

                                   ARTICLE VII

     No director of the Corporation shall be liable to the Corporation or Its stockholders for monetary damages for breach of fiduciary duly as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under $174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. It is the intent that this provision be Interpreted to provide the maximum protection against liability afforded to directors under the Delaware General Corporation Law in existence either now or hereafter.

                                  ARTICLE VIII

     This Corporation shall Indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law in existence either now or hereafter.

                                   ARTICLE IX

     The directors of the Corporation shall have the power to adopt, amend or repeal the bylaws of the Corporation.

     IN WITNESS WHEREOF, the undersigned, being the Incorporate named above, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this Certificate of incorporation this 26th day of September, 1996.

                                        /s/ Keith Wasserstrom
                                        ----------------------------------------
                                        KEITH WASSERSTROM, Incorporator

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